As filed with the Securities and Exchange Commission on March 9, 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

WACHOVIA CORPORATION

(Exact name of registrant as specified in its charter)

NORTH CAROLINA	56-0898180
(State of incorporation)	(I.R.S. Employer Identification No.)

ONE WACHOVIA CENTER CHARLOTTE, NC	28288-0013
(Address of principal executive offices)	(Zip Code)

Wachovia Corporation Premium Cash Award Plan

(Full title of the plan)

Ross E. Jeffries, Esq.

Senior Vice President and Deputy General Counsel

Wachovia Corporation

One Wachovia Center

Charlotte, North Carolina 28288-0630

(Name and address of agent for service)

(704) 374-6611

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$1,000,000,000(1)	100%	$1,000,000,000	$30,700(2)

(1)	Represents Deferred Compensation Obligations that represent unsecured obligations of Wachovia Corporation with respect to compensation deferred under the Wachovia Corporation Premium Cash Award Plan. Wachovia Corporation is the guarantor of the Deferred Compensation Obligations.
(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following reports and/or documents filed by Wachovia Corporation (“Wachovia”) with the Securities and Exchange Commission are incorporated by reference in the Registration Statement, except to the extent that such reports and/or documents are only “furnished” to the Securities and Exchange Commission, which are not incorporated by reference in this Registration Statement:

(i)	Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2006; and
(ii)	Wachovia’s Current Reports on Form 8-K dated as of January 23, 2007, February 13, 2007, February 15, 2007, and February 21, 2007.

In addition, all reports and/or documents subsequently filed by Wachovia pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”), except for such reports and/or documents that are only “furnished” to the Securities and Exchange Commission or that are otherwise not deemed to be filed with the Securities and Exchange Commission pursuant to such Exchange Act sections, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The deferred compensation obligations being registered herein (the “Deferred Compensation Obligations”) are issuable under the terms of the Wachovia Premium Cash Award Plan (the “Plan”). The Deferred Compensation Obligations represent obligations of Wachovia to pay participants in the Plan their vested account balances at designated times in the future. Such account balances are attributable to the compensation deferred by or on behalf of the participants and the investment return on the deferred amounts. The Deferred Compensation Obligations are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon the participant’s retirement, death or other termination of service.

The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management and other highly compensated employees of Wachovia or one or more participating employers under the Plan. The Plan is intended to allow such individuals to defer the payment of current compensation to future years for tax and financial planning purposes. Participating employers are Wachovia and its affiliated companies.

The Deferred Compensation Obligations shall at all times be an unfunded and unsecured obligation of Wachovia and rank pari passu with other unsecured and unsubordinated indebtedness of Wachovia. Wachovia, as sponsor of the Plan, shall serve as the guarantor of the Deferred Compensation Obligations of other participating employers, but such guaranty shall also be unfunded and unsecured. The Deferred Compensation Obligations are not convertible into any other security of Wachovia and are payable solely from Wachovia’s general funds and are subject to the risk of corporate insolvency. Wachovia may, but is not required to, establish or maintain a special or separate fund or otherwise to segregate assets to facilitate payments under the Plan, and participants will not have any interest in any particular assets of Wachovia by reason of any obligation created under the Plan. Nothing in the Plan creates or may be construed as creating a trust of any kind or any other fiduciary relationship between Wachovia and a participant or any other person, and each participant (or person claiming through him or her) will be responsible for enforcing his or her own rights with respect to the Deferred Compensation Obligations. A participant’s rights to the Deferred Compensation Obligations cannot be transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan. Any attempt to sell, transfer, assign, pledge or encumber the Deferred Compensation Obligations will be void. There is no trading market for the Deferred Compensation Obligations.

The amount of compensation to be credited to the account of or deferred by each participant is determined in accordance with the terms of the Plan and may be based on elections by the participant. Amounts in a participant’s account under the Plan will be indexed to one or more hypothetical or “deemed” investment media individually chosen by a participant from the hypothetical investment funds available under the Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation. Amounts credited to the account of or deferred by the participants, as applicable, may be fully vested (i.e., nonforfeitable) and may be forfeitable in certain situations.

The Plan may be amended or terminated at any time by Wachovia’s Board of Directors or by any committee appointed by Wachovia’s Board of Directors that is authorized to administer the Plan. Generally, except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Plan participants resulting from future changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination shall adversely affect the benefits of Plan participants accrued to date under the Plan or otherwise reduce the then outstanding balances credited to their Plan accounts or otherwise adversely affect the vesting schedules or distribution/rollover provisions in effect for those accounts, and those Plan accounts shall, subject to the foregoing exception, continue to become due and payable in accordance with the vesting and distribution of provisions of the Plan as in effect immediately prior to such amendment or termination.

Item 5. Interests of Named Experts and Counsel.

The validity of the Deferred Compensation Obligations issuable under the Plan has been passed upon by Ross E. Jeffries, Jr., Esq., Senior Vice President and Deputy General Counsel of Wachovia.

Item 6. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or liable on the basis of receiving a personal benefit, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Wachovia’s bylaws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of Wachovia. Wachovia’s Articles of Incorporation provide for the elimination of the personal liability of each director of Wachovia to the fullest extend permitted by the provisions of the North Carolina Business Corporation Act, as the same may from time to time be in effect.

Wachovia maintains directors and officers liability insurance. In general, the policy insures (i) Wachovia’s directors and officers against loss by reason of any of their wrongful acts, and/or (ii) Wachovia against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Item 8. Exhibits.

Exhibit No.	Description

(3)(a)	Restated Articles of Incorporation of Wachovia. (Incorporated by reference to Exhibit (3)(a) to Wachovia’s 2001 Third Quarter Report on Form 10-Q.)

(3)(b)	Wachovia’s Articles of Amendment to Articles of Incorporation. Incorporated by reference to Exhibit (3)(b) to Wachovia’s 2002 Annual Report on Form 10-K.)

(3)(c)	Wachovia’s Articles of Amendment to Articles of Incorporation. (Incorporated by reference to Exhibit (3)(c) to Wachovia’s 2002 Annual Report on Form 10-K.)

(3)(d)	Wachovia’s Articles of Amendment to Articles of Incorporation. (Incorporated by reference to Exhibit 4.1 to Wachovia’s Current Report on Form 8-K dated February 1, 2006.)

(3)(e)	Bylaws of Wachovia, as amended. (Incorporated by reference to Exhibit (3)(b) to Wachovia’s 2001 Third Quarter Report on Form 10-Q.)

(5)	Opinion of Ross E. Jeffries, Jr.

(23)(a)	Consent of KPMG LLP.

(23)(b)	Consent of Ross E. Jeffries, Jr. (Included in Exhibit (5).)

(24)	Power of Attorney.

Item 9. Undertakings.

(a)	Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for acceleration of effective date or filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the vent that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 9, 2007.

WACHOVIA CORPORATION

/s/ Ross E. Jeffries, Jr.
Ross E. Jeffries, Jr. Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity

G. KENNEDY THOMPSON* G. KENNEDY THOMPSON	Chairman, President, Chief Executive Officer and Director

THOMAS J. WURTZ* THOMAS J. WURTZ	Senior Executive Vice President and Chief Financial Officer

PETER M. CARLSON* PETER M. CARLSON	Senior Vice President and Controller (Principal Accounting Officer)

JOHN D. BAKER, II* JOHN D. BAKER, II	Director

ROBERT J. BROWN* ROBERT J. BROWN	Director

PETER C. BROWNING* PETER C. BROWNING	Director

JOHN T. CASTEEN, III* JOHN T. CASTEEN, III	Director

JEROME A. GITT* JEROME A. GITT	Director

WILLIAM H. GOODWIN, JR.* WILLIAM H. GOODWIN, JR.	Director

MARYELLEN C. HERRINGER* MARYELLEN C. HERRINGER	Director

ROBERT A. INGRAM* ROBERT A. INGRAM	Director

DONALD M. JAMES* DONALD M. JAMES	Director

MACKEY J. MCDONALD* MACKEY J. MCDONALD	Director

JOSEPH NEUBAUER* JOSEPH NEUBAUER	Director

TIMOTHY D. PROCTOR* TIMOTHY D. PROCTOR	Director

ERNEST S. RADY* ERNEST S. RADY	Director

VAN L. RICHEY* VAN L. RICHEY	Director

RUTH G. SHAW* RUTH G. SHAW	Director

LANTY L. SMITH* LANTY L. SMITH	Director

JOHN C. WHITAKER, JR.* JOHN C. WHITAKER, JR.	Director

DONA DAVIS YOUNG* DONA DAVIS YOUNG	Director

* By Ross E. Jeffries, Jr., Attorney-in-fact

/s/ Ross E. Jeffries, Jr. Ross E. Jeffries, Jr.

Date: March 9, 2007

EXHIBIT INDEX

Exhibit No.	Description	Location

(3)(a)	Restated Articles of Incorporation of Wachovia.	Incorporated by reference to Exhibit (3)(a) to Wachovia’s 2001 Third Quarter Report on Form 10-Q.

(3)(b)	Wachovia’s Articles of Amendment to Articles of Incorporation.	Incorporated by reference to Exhibit (3)(b) to Wachovia’s 2002 Annual Report on Form 10-K.

(3)(c)	Wachovia’s Articles of Amendment to Articles of Incorporation.	Incorporated by reference to Exhibit (3)(c) to Wachovia’s 2002 Annual Report on Form 10-K.

(3)(d)	Wachovia’s Articles of Amendment to Articles of Incorporation.	Incorporated by reference to Exhibit 4.1 to Wachovia’s Current Report on Form 8-K dated February 1, 2006.

(3)(e)	Bylaws of Wachovia, as amended.	Incorporated by reference to Exhibit (3)(b) to Wachovia’s 2001 Third Quarter Report on Form 10-Q.

(5)	Opinion of Ross E. Jeffries, Jr.	Filed herewith.

(23)(a)	Consent of KPMG LLP.	Filed herewith.

(23)(b)	Consent of Ross E. Jeffries, Jr.	Included in Exhibit (5).

(24)	Power of Attorney.	Filed herewith.